Exhibit 99.1

INTERNATIONAL STEM CELL CORPORATION
NAMES ROUSLAN SEMECHKIN TO BOARD OF DIRECTORS

Oceanside, California -- October 16, 2008– International Stem Cell Corporation (OTCBB:ISCO) (www.internationalstemcell.com), a California-based, early-stage stem cell therapeutics company, announced today that Rouslan Semechkin has joined its Board of Directors.

International Stem Cell Corporation’s focus is on the development of stem cell based treatment of diabetes, liver disease and diseases of the retina and providing specialized cells and media to others for cell based research. It maintains corporate and research facilities in Oceanside, California; production and product development in Walkersville, Maryland; and international research facilities in Moscow, Russia.

Mr. Semechkin brings to International Stem Cell Corporation both scientific expertise and international relationships. He is an honors graduate of the Moscow State University and is a specialist in the analysis of biological processes and mathematical modeling in biology. He is a Member of the American Mathematical Society and President of X-Master, Inc., a New Hampshire based company with investments in real estate and other assets.

About International Stem Cell Corporation (ISCO.OB):

International Stem Cell Corporation (ISCO) is a California biotechnology company focused on developing therapeutic and research products. ISCO’s technology, Parthenogenesis, results in the creation of pluripotent human stem cell lines from unfertilized human eggs.  ISCO scientists also have created the first Parthenogenetic homozygous stem cell line (phSC-Hhom-4) that can be a source of therapeutic cells that will not be immune rejected after transplantation into millions of individuals of differing sexes, ages and racial groups. These advancements offer the potential to create the first true “Stem Cell Bank” and address ethical issues by eliminating the need to use or destroy fertilized embryos. ISCO also produces and markets specialized cells and growth media worldwide for therapeutic research through its subsidiary Lifeline Cell Technology.  For more information, visit the ISCO website at: www.internationalstemcell.com.

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Forward-Looking Statements
Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Key Words:  Stem Cells, Biotechnology, Parthenogenesis, Liver Disease; Diabetes; Retinal Disease

Contacts:
International Stem Cell Corporation
Kenneth C. Aldrich, CEO
kaldrich@intlstemcell.com
760-940-6383

William B. Adams, CFO
wadams@intlstemcell.com
760-940-6383

Jeffrey Janus, President
jjanus@intlstemcell.com
760-940-6383